Exhibit 10.22

AMENDMENT TO EMPLOYMENT AGREEMENT

THIS AMENDMENT TO EMPLOYMENT AGREEMENT (“Amendment”) by and among AFFINION GROUP HOLDINGS, INC., a Delaware corporation (the “Company”), AFFINION GROUP, INC., a Delaware corporation and wholly-owned subsidiary of the Company (“Affinion”), and ROBERT ROONEY (“Executive”) (collectively, the “Parties”) is made as of January 13, 2010. Capitalized terms used herein without definition shall have the respective meanings ascribed to them in the Agreement (as such term is defined below).

WHEREAS, the Parties are currently party to that certain Employment Agreement, made as of November 9, 2007 (the “Agreement”), pursuant to which Executive serves as an Executive Vice President and the Chief Operating Officer of the Company;

WHEREAS, on January 13, 2010 (the “Upshaw Appointment Date”), Steve Upshaw was appointed President of Affinion to succeed Nathaniel Lipman;

WHEREAS, in connection with the appointment of Mr. Upshaw as the President of Affinion and certain organizational changes relating thereto, Executive began reporting directly to Mr. Upshaw effective as of the Upshaw Appointment Date, and not to the Chief Executive Officer of the Company, as provided in the Agreement (the “Reporting Change”); and

WHEREAS, the Parties desires to amend Executive’s employment agreement with the Companies to extend the time period for Executive to terminate his employment agreement as the result of the Reporting Change from sixty (60) days to eighteen (18) months following such event.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants, understandings, representations, warranties, undertakings and promises hereinafter set forth, intending to be legally bound thereby, the Parties agree as follows:

1. Section 3(d) of the Agreement shall be amended by adding the following language at the end of such section:

“Notwithstanding the foregoing, the Parties acknowledge and agree that Executive shall have eighteen (18) months (rather than sixty (60) days) following the date on which Executive begins reporting to Steve Upshaw in his capacity as President of Affinion (the “Reporting Change”) to provide written notice to the Companies that Executive is terminating his employment for Good Reason under this Section 3(d) as the result of the Reporting Change.”

2. All other provisions of the Agreement shall remain unchanged and in full force and effect.

3. This Amendment will be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice of law or conflicting provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the laws of any jurisdiction other than the State of Delaware to be applied. In furtherance of the foregoing, the internal law of the State of Delaware will control the interpretation and construction of this Amendment, even if under such jurisdiction’s choice of law or conflict of law analysis, the substantive law of some other jurisdiction would ordinarily apply.

4. This Amendment may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

AFFINION GROUP HOLDINGS, INC.

By:	/s/ Nathaniel J. Lipman
Name:	Nathaniel J. Lipman
Title:	Chief Executive Officer

AFFINION GROUP, INC.

By:	/s/ Nathaniel J. Lipman
Name:	Nathaniel J. Lipman
Title:	Chief Executive Officer

ROBERT ROONEY

Signature:	/s/ Robert Rooney

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